EXHIBIT 4.8
                               AMENDMENT NO. 1 TO

                       QT 5, INC. $150,000 PROMISSORY NOTE

         This Amendment No. 1 to the QT 5, INC. $150,000 Promissory Note (the "Amendment"), is entered into effective February 28, 2003, by and between QT 5, Inc., a Delaware corporation ("QT 5") and NDMS Investments, L.P., a Nevada limited partnership ("NDMS").

         WHEREAS, QT 5 issued a $150,000 Promissory Note to NDMS on September 30, 2002 in the principal amount of $150,000 (the "Note");

         WHEREAS, the maturity date of the Note is March 1, 2002 (the "Maturity Date") and the parties have agreed to amend the Maturity Date to April 30, 2003 under the terms contained herein;

         NOW, THEREFORE, for valuable consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Amendment of Due Date. Section 1.1 is hereby amended in its entirety as follows:

                  "The outstanding principal shall be due and payable, unless earlier converted by Holder, at the earlier of (i) April 30, 2003 or (ii) a financing in which the Company receives net proceeds of $1 million (the "Maturity Date"). Payments hereunder shall be made by the Company to the Holder, at the address as provided to the Company by the Holder in writing, in lawful money of the United States of America no later than 1 business day following the Maturity date. This Note shall bear no interest."

         2. Amendment of Principal  Amount.  The principal  amount due under the
Note is hereby amended to $152,500.

         3. Conversion Price. Section 2.2 shall be amended in its entirety to read as follows:

                  "The number of shares of Stock to be issued upon such conversion shall equal the aggregate amount of principal under the Note then outstanding divided by the Conversion Price, which shall initially be set at $1.00 per share; provided, however, that the Conversion Price shall be adjusted to $.10 if this note is not paid in full by the Maturity Date."

         All other terms of the Promissory Note and other related documents shall remain in full force and effect.

QT 5, INC.                                NDMS Investments, L.P.


By: /s/ TIMOTHY J. OWENS                   /s/ ROBERT W. MOORE
   ------------------------               ----------------------------
    Timothy J. Owens, CEO                  Robert W. Moore, Partner